Exhibit 99.1

Verso Reports Record $12.5 Million First Quarter 2007 Revenues
Revenue Exceeds Guidance
ATLANTA, Georgia – May 3, 2007 Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced today its financial results for the first quarter of 2007.
The company reported record revenue of $12.5 million for the first quarter of 2007, or $500,000 more than the company’s previously announced financial guidance.
“We exceeded our guidance and recorded record revenues for a first quarter”, stated Monty Bannerman, Chief Executive Officer of Verso. “We have never recorded in excess of $12 million for any previous first quarter. I am very pleased with our top line growth and I believe this is should send a signal of where we are going in 2007. Our new high density media gateway, which we obtained through the sentitO acquisition, filled the final remaining element of our end-to-end product strategy. The acquisition delivers excellent technology, an installed base of customers to whom we can cross-sell, and opens up Russia and Eastern Europe through a very strong partner. Further, this element makes our end-to-end solution more competitive in high density deployments throughout the world.” Bannerman added.
Free Cash Flow from continuing operations, (or “FCF”, which is defined as net cash used in or provided by continuing operations less capital expenditures) for the first quarter of 2007 was a negative $2.2 million. Loss from continuing operations for the first quarter of 2007 was $5.0 million, or $0.11 per share.
Total revenue for the first quarter of 2007 was $12.5 million, an increase of 84% compared to $6.8 million in the first quarter of 2006. Revenue from the technologies group for the first quarter 2007 was $10.4 million, up 112% compared to revenue of $4.9 million recorded in the first quarter of 2006. Revenue from the advanced applications services group was $2.1 million for the first quarter of 2007, compared to $1.9 million for the first quarter of 2006, an increase of 11%.
Gross profit for the first quarter of 2007 was $4.5 million compared to $2.8 million for the first quarter 2006. Gross profit margin for the first quarter of 2007 was 36% compared to 42% in the first quarter of 2006. The change in gross profit margin was primarily due to product mix, higher concentration of hardware revenues rather than applications as well as the impact of the lower gross margins from Verilink, a business acquired late in the second quarter of 2006. Gross margins of the Verilink business are generally lower than the margins experienced by Verso’s other businesses due to the significance of its professional services component in its revenue mix.
Operating expenses were $8.0 million, or 64% of revenue in the first quarter of 2007 as compared to $6.5 million, or 95% of revenue in the first quarter 2006. Operating expenses in the first quarter of 2007 included $489,000 of stock-based compensation. Non-GAAP operating expense, excluding stock-based compensation, was $7.5 million for the first quarter of 2007, or 60% of revenue. Non-GAAP operating expenses in the first quarter 2007 remained consistent with fourth quarter of 2006 non-GAAP operating expenses.

FCF from continuing operations for the first quarter of 2007 was negative $2.1 million compared to negative $4.0 million from continuing operations for the first quarter of 2006. This represents a 45% improvement, or $1.8 million on a year-over-year basis.
The company had a loss from continuing operations of $5.0 million for the first quarters of 2007 and 2006, or $0.11 and $0.17 per share, respectively.
As of March 31, 2007, the company had cash of $2.6 million including $847,000 of restricted cash, and total debt of $18.1 million, including $7.3 million of indebtedness under the company’s $14.0 million credit facility.
Financial Highlights
•	Revenue increased 84% for the first quarter of 2007 compared to the first quarter of 2006 due primarily to the Verilink business.

•	Revenue in the technology group increased 112% from $4.9 million in the first quarter 2006 to $10.4 million in the first quarter of 2007.

•	Revenue in the services group increased by 11% over the first quarter of 2006.

•	Free Cash Flow from continuing operations improved 45% over the first quarter of 2006.

•	Non-GAAP operating expenses remained stable.
Acquisitions
•	Verso announced and closed the acquisition of sentitO Networks, Inc., a maker of high density media gateways.
Major Customer Actions
•	In the first quarter, Verso’s NetPerformer optimization technology was installed, or has been contracted for installation, in some of the largest networks in the world, including China Mobile, Vodafone, Telefonica, Orange, and MTN.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
Earnings Measurement Quality
The company provides supplemental information regarding its operational performance using certain non-GAAP financial measures including Free Cash Flow and non-GAAP operating expenses. Free cash flow from continuing operations (“free cash flow”) reflects the company’s net cash flow from continuing operations activities less capital expenditures. Non-GAAP operating expenses represent GAAP operating expenses excluding charges that are considered by management to be outside of the company’s core operating results and certain non-cash expenses related to stock- based compensation. The company uses free cash flow and non-GAAP operating expenses, among other measures, to evaluate its operating performance.
Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the company’s ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the company’s operating performance. The company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the company’s investors and analysts in its industry for purposes of valuation and comparing the operating performance of the company to other companies in its industry.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the company’s ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by continuing operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.
While non-GAAP financial measures are not an alternative to generally accepted accounting principles used in the United States (“GAAP”), the company’s management uses the non-GAAP financial measures to evaluate the company’s historical and prospective financial performance in the ordinary course of business. The company believes that providing to the company’s investors the non-GAAP financial measures, in addition to the most comparable GAAP presentation, allows the investors to better evaluate the company’s progress and its financial results over time and to compare the company’s results with the results of the company’s competitors.
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. Verso’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Investor Contact:
Scott Kimball
Vice President, Investor Relations
Verso Technologies, Inc.
678.589.3579
scott.kimball@verso.com

VERSO TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(in thousands, except share data)

	For the three months ended March 31,
	2007	2006
	(Unaudited)
Revenue:
Products	$8,277	$3,597
Services	4,208	3,191

Total revenue	12,485	6,788

Cost of revenue:
Products:
Product costs	4,643	1,657
Amortization of intangibles	143	194

Total cost of products	4,786	1,851
Services	3,161	2,096

Total cost of revenue	7,947	3,947

Gross profit	4,538	2,841

Operating expenses
General & administrative	2,872	2,433
Sales and marketing	2,387	1,774
Research and development	2,080	1,779
Depreciation and amortization	651	463

Total operating expenses	7,990	6,449

Operating loss from continuing operations	(3,452)	(3,608)

Other income (loss)	(5)	(65)
Interest expense, net	(1,516)	(1,267)

Loss from continuing operations before income taxes	(4,973)	(4,940)

Income taxes	—	—

Loss from continuing operations	(4,973)	(4,940)

Loss from discontinued operations	—	—

Net loss	$(4,973)	$(4,940)

Net loss per common share- basic and diluted:
Loss from continuing operations	$(0.11)	$(0.17)
Loss from discontinued operations	—	—

Net loss per common share- basic and diluted	$(0.11)	$(0.17)

Weighted average shares outstanding — basic and diluted	46,286,962	29,933,805

SELECTED BALANCE SHEET DATA

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Cash and cash equivalents	$1,764	$1,134
Restricted cash	847	1,041
Accounts receivable, net	9,273	10,058
Inventories	6,902	7,184
Total current assets	21,882	20,768
Total assets	35,602	36,849
Credit facility, current portion	3,979	3,945
Current portion of convertible debentures	3,375	3,375
Total current liabilities	20,241	21,536
Credit facility, net of current portion	3,375	3,938
Convertible debentures, net of current portion	4,460	4,700
Notes payable	2,902	2,862
Total debt	18,091	18,820
Total liabilities	31,956	34,170
Total shareholders’ equity	3,646	2,679

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited, in thousands)
Free cash flow from continuing operations (“free cash flow”) reflects the Company’s net cash flow from continuing operations activities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors and analysts in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by continuing operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.
The Company provides below a reconciliation of net cash used in continuing operations to free cash flow from continuing operations, the most directly comparable amount reported under GAAP. In addition, the Company has provided a reconciliation of GAAP operating expenses to non-GAAP operating expenses which excludes charges such as stock-based compensation and one-time items such as reorganizational costs.

	For the three months ended March 31,
	2007	2006
Reconciliation of Net Cash used in Continuing Operations to Free Cash Flow from Continuing Operations:
Net cash used in continuing operating activities	$(2,127)	$(3,876)
Less: capital expenditures	(53)	(123)

Free Cash Flow from continuing operations	$(2,180)	$(3,999)

	For the three months ended,
	March 31, 2007	December 31, 2006	March 31, 2006
Operating Expenses:
GAAP operating expenses	$7,990	$8,882	$6,449
Less: Stock-based compensation	489	730	55
Less: Reorganization costs	—	674	—

Non-GAAP operating expenses	$7,501	$7,478	$6,394